Exhibit 99.1

                    NEWS

For Immediate Release	Media Contact:	Donna Pullen (803) 765-4558
	Analyst Contact:	John C. Pollok (803) 765-4628

SCBT Announces Acquisition of Habersham Bank in FDIC-Assisted Transaction
and Completion of $35 Million Capital Raise

COLUMBIA, S.C.—(February 18, 2011)—SCBT Financial Corporation (NASDAQ:  SCBT) announced that its bank subsidiary, SCBT, N.A., has entered into a purchase and assumption agreement with loss share arrangements with the Federal Deposit Insurance Corporation (“FDIC”) to assume all the deposits and certain other liabilities and purchase certain assets of Habersham Bank, a full service community bank headquartered in Clarkesville, Georgia.  With this acquisition, SCBT, N.A. will operate a total of 83 financial centers in Georgia, North Carolina and South Carolina.

Founded in 1904, Habersham Bank is one of the oldest financial institutions in Northeast Georgia.  Habersham Bank operates 8 banking locations in Habersham, Hall, White, Stephens, Warren, and Cherokee Counties in Georgia.

As of December 31, 2010, Habersham Bank had approximately $388 million in total assets and $340 million in total deposits.  SCBT, N.A. did not pay the FDIC a premium to assume all of the deposits.  The FDIC and SCBT, N.A. also entered into a loss sharing agreement covering substantially all of the acquired loans and foreclosed real estate.  SCBT will not acquire any of the assets or assume any liabilities of Habersham Bank’s former bank holding company, Habersham Bancorp.  The transaction is expected to be immediately accretive to both EPS and tangible book value.

SCBT also announced today the completion of a $35.0 million capital raise through a private placement of 1,129,032 shares of common stock, at a price per share of $31.00. The common stock issued in the private placement has not been registered under the Securities Act of 1933, and may not be offered or sold absent registration or an applicable exemption from registration requirements.

“We welcome the employees and customers of Habersham Bank.  The combination of these two long-standing banks creates one of the strongest and most convenient banks in Northeast Georgia,” said Robert R. Hill, Jr., CEO.

“We are also pleased with the investor confidence that was shown by the $35 million in new capital that was raised,” said John C. Pollok, SCBT COO.  “The addition of this capital and the acquisition of Habersham Bank put us in an excellent position for future growth.

Habersham Bank’s offices will reopen during their normal business hours beginning on Saturday as branches of Habersham Bank, a division of SCBT, N.A.  The company has sent more than 50 employees to work closely with the employees and customers of Habersham

Bank during the transition.  Habersham Bank depositors will automatically become depositors of SCBT, N.A., and deposits will continue to be insured by the FDIC.

Over the weekend, depositors of Habersham Bank can access their money as they always have, by writing checks, accessing online banking, or using ATM or debit cards.  Checks drawn on Habersham Bank will continue to be processed.  Customers of both banks should continue to bank as they normally do at their existing branches.

SCBT will provide more information about the Habersham Bank transaction on its website, www.SCBTonline.com, on Monday, February 21, 2011.

SCBT was advised in the transaction by Sandler O’Neill + Partners, L.P. and Wachtell, Lipton, Rosen & Katz.

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of SCBT, N.A., the largest publicly traded bank headquartered in South Carolina, NCBT, a Division of SCBT, N.A., and CBT, a division of SCBT, N.A.   Providing financial services for over 76 years, SCBT Financial Corporation currently operates 83 financial centers in 16 South Carolina counties, Mecklenburg County in North Carolina and in 12 Northeast Georgia counties.   Named in Forbes as one of the 100 Most Trustworthy Companies in America for over 60 months.  At December 31, 2010, SCBT Financial Corporation had assets of approximately $3.6 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934.  Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.  SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results.  Such risks and uncertainties, include, among others: (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (10) economic downturn risk resulting in deterioration in the credit markets; (11) greater than expected non-interest expenses; (12) excessive loan losses; and (13) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of Habersham Bank, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; (14) risks and uncertainties described in the section titled “Risk Factors” in the SCBT Financial Corporation Annual Report on Form 10-K and any other reports filed by it with the SEC and (15) other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.   Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.

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